CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm”, “Additional Information About the Funds”, and “Appendix B – Target Fund’s Financial Highlights” in the Combined Proxy Statement/Prospectus included in this Registration Statement (Form N-14) of The Advisors’ Inner Circle Fund.

We also consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated March 1, 2022, each included in Post-Effective Amendment No. 351 to the Registration Statement Form N-1A, File No. 333-42484 of The Advisors’ Inner Circle Fund, filed with the Securities and Exchange Commission, and each incorporated by reference into the Combined Proxy Statement/Prospectus and Statement of Additional Information included in this Registration Statement.

We also consent to the incorporation by reference of our report dated December 23, 2021, with respect to the financial statements and financial highlights of Cambiar Aggressive Value Fund (one of the series constituting The Advisors’ Inner Circle Fund (the “Fund”)) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2021 into this Registration Statement, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

November 22, 2022